AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

April 30, 2008

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Semotus Solutions, Inc.

Common Stock, $0.01 Par Value

Commission File Number – 001-15569

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 1003(a)(ii) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years; and

(b)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years;

2.

The Common Stock of Semotus Solutions, Inc. (the “Company” or “Semotus”) does not qualify for continued listing for the following reasons:

(a)  The Company has incurred losses from continuing operations and net losses as follows:

Fiscal years ended March 31,

(Loss) from Continuing Operations

 Net (Loss)

2007

($2,012,000)

($2,063,000)

2006

($1,556,000)

($1,433,000)

2005

($654,000)

($654,000)

2004

($2,357,000)

($2,251,000)

2003

($3,157,000)

($3,432,000)

Nine months ended

(Loss) from Continuing Operations

 Net Income

December 31, 2007

($3,968,504)

$77,424

(b)  At December 31, 2007, the Company reported stockholders’ equity of $3,527,262.

3.

In reviewing the eligibility of the Company’s Securities for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On July 14, 2006, the Company was notified by the Amex that following a review of its annual report on Form 10-K for the fiscal year ended March 31, 2006, Semotus was not in compliance with Section 1003(a)(iii) of the Company Guide with stockholders’ equity of less than $6 million and losses from continuing operations and net losses in its five most recent fiscal years. The Company was also notified that in accordance with Section 1003(f)(v) of the Company Guide, Staff recommended that the Company effect a reverse stock split of its Common Stock.  The Company was given the opportunity to submit a business plan by July 19, 2006 outlining its plan to regain compliance with the Amex’s continued listing standards within a maximum of 18 months from receipt of the Exchange’s letter dated July 14, 2006, or by January 14, 2008.  Subsequently, on August 22, 2006 the Company was notified by the Amex that following a review of its quarterly report on Form 10-Q for the period ended June 30, 2006, Semotus was also not in compliance with Section 1003(a)(ii) of the Company Guide with stockholders’ equity of less than $4 million and losses from continuing operations and net losses in three out of its four most recent fiscal years.

(b)

The Company submitted its plan to regain compliance on August 21, 2006 and provided supplemental information via correspondence dated October 27, 2006, November 3, 2006 and November 14, 2006 (the “Plan”).  On November 15, 2006, the Exchange notified Semotus that it had accepted the Plan and granted the Company until January 31, 2007 to regain compliance with the continued listing standards.

(c)

Subsequently, based on the Company’s request and Staff’s determination that it was reasonable and consistent with the Exchange’s listing standards, Staff provided an extension of the Plan Period through September 30, 2007.

(d)

On July 24, 2007, Semotus issued a press release announcing that it sold a royalty fee license of the Company’s HipLinkXS and Clickmarks software applications to Innofone.com Incorporated ("Innofone"), a public company trading on the PinkSheet Market, in exchange for approximately 19.7 million worth of Innofone's restricted common stock shares valued at $3.75 million.  In a separate communication with the Staff, the Company stated that as a result of the sale of its software license to Innofone, it would record income in the second quarter of 2007 of approximately $3.75 million, resulting in an increase in the Company’s shareholders’ equity to approximately $6.8 million.

(e)

In its Form 10-Q for the period ended September 30, 2007, filed with the Commission on November 13, 2007, the Company reported stockholders’ equity of approximately $6.7 million.

(f)

Subsequently, based on a review of publicly available information regarding Innofone, Staff determined that the value of the Company’s investment in Innofone had declined significantly and therefore the Company’s stockholders’ equity was well below the $6 million requirement.

(g)

Consequently, via correspondence dated December 17, 2007, Semotus was notified by the Exchange that it had determined to initiate immediate delisting proceedings against the Company (the “Staff Determination”).  Based on a review of the Form 10-Q for the period ended September 30, 2007 as well as the publicly available information, Staff determined that Semotus did not regain compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide by the end of the Plan Period, or September 30, 2007. In this regard, while the Company’s financial statements indicated that the Company was in compliance, the Company’s unreported financial statements would have reflected that the Company had not regained compliance. Additionally, at the time of the Staff Determination, the Company had been provided with 17 out of the maximum 18 month Plan Period allowed by Amex Rules to regain compliance with the continued listing standards, had failed to do so and there was no reasonable basis to believe that the Company would be able to regain compliance with the continued listing standards.  The letter also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by December 24, 2007.

(h)

By letter dated December 24, 2007, the Company requested an oral hearing to appeal the Staff Determination before the Panel.

(i)

On February 20, 2008 a hearing, at which the Company’s representatives were present, was conducted before the Panel. By letter dated February 25, 2008, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal for continued listing of its Common Stock on the Amex and to authorize delisting proceedings. The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within 15 days.

(j)

The Company did not appeal the Panel’s decision to the Committee on Securities within the requisite time period and had not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Anthony N. LaPine, Chief Executive Officer of Semotus Solutions, Inc.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC